SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated March 1, 2012, entitled-"Silver Falcon Mining, Inc.'s (SFMI) CEO, Pierre Quilliam, Addresses Shareholders Regarding Operational Modifications at Its 100% Owned Diamond Creek Mill Facility, Murphy, Idaho, USA "

Silver Falcon Mining, Inc.'s (SFMI) CEO, Pierre Quilliam, Addresses Shareholders Regarding Operational Modifications at Its 100% Owned Diamond Creek Mill Facility, Murphy, Idaho, USA

BRADENTON, FL--(Marketwire - Mar 1, 2012) - Silver Falcon Mining, Inc.'s (OTCBB: SFMI) CEO, Pierre Quilliam, states today:

"Since June 2011, we have done extensive and exhaustive tests on our ore to certify its values and production ratios. We have made sales of bullion dore in the last quarter of 2011 and are continuing to do so this year in increasing quantities. Until the metallurgical complex becomes permanently occupied, information regarding production values will only be available in quarterly filings. After occupancy, values will be frequently posted on the Company's website.

Experience has proven that we are feeding the Diamond Creek Mill with an average of precious metals (PM) in excess of 4.38 grams per ton GOLD and 16.44 grams per ton SILVER, with a net tonnage of 100 wet tons, or 40.3 dry tons per day. Assays compiled over a 12-month period, coupled with actual production of bullion dore, have proven that we need to improve our recovery process. As it stands today, we recover approximately 15%-25% of the available precious metals in our ore. Therefore, there remains 75%-85% high grade ore within the 31,218 tons stockpiled, which is securely stored and ready for processing. The ore concentrate values estimate based on this tonnage is approximately 3,659 Oz. Gold and 16,550 Oz. Silver. Using commodity prices of $1,625.00 GOLD (Au) and $30.00 (Ag) silver, the estimate gross value of the concentrates pre-smelt are $5.5M GOLD AND $500,000 SILVER.

After evaluating a host of processes of PM extraction methods and technologies, which failed testing as a cost effective and proven alternative, we have elected to add a closed circuit leaching process with clean discharge at the Diamond Creek Mill Facility. This floatation system will allow us to float (Froth Flotation) the PM in the tailings from the gravity mill circuit and concentrate them into an inert material. The closed circuit cyanide leaching tank will then recover 83% or greater of the PM values in the froth concentrate which is then ready to smelt. This closed system process will give SFMI the ability to operate its milling complex at the planned profit (SEE TABLE or Page -23- at link, http://www.silverfalconmining.com/Promotional%20Materials/UPDATED%20HISTORY%20OF%20MINING%20ON%20WAR%20EAGLE%20MOUNTAIN%20v8.2.pdf)."

Table: Diamond Creek Mill- 2012 Tailings PRODUCTION Estimates
@$1625 Ag and $30 Au Prices.
	GOLD (Ag)	SILVER (Au)
Grams/Ton	4.38	16.44
Expected Recovery	83%	57%
Oz. (based 31.01 grams per ton)	0.094	0.483
Net Oz./Ton	0.1169	0.3013

Tons per day(Dry)=100 wet tons	40.3	40.3
Net PM Produced/Day (Oz.)	4.71 Oz.	12.14 Oz.
Net PM Produced/Year (Oz.)	1,719 Oz.	4,431 Oz.
Net PM Produced/Year after 2% process loss (Oz.)	1,685 Oz.	4,342 Oz.
PM Value	$1,625	$30.00
Bullion Dore Value (Revenue)	$2, 738,125	$130,260
TOTAL Revenue (Based on 240 production days for 2012)	$4,060,800	$475,272
Less: Daily Production Cost (Includes 40% employee benefit cost)*	$3900/day	$3900/day
Yearly Production Costs	$1,423,500
COST per TON	$121.49
2012 NET PROFIT Estimate	$1,444,885
*Employee cost include all health care, state and federal deduction

He further states:

"Permitting of a proper, legal, safe and environmentally friendly circuit is underway and all necessary engineering will be done by recognized suppliers of the equipment to insure a proper and lawful compliance to the Diamond Creek Mill operations.

It's the intention of Silver Falcon Mining, Inc. to thoroughly educate every individual working at the mill, and to be open with the public about our use of this process. We will also be rigorously compliant with the laws governing the process and its components. Our employees will be fully trained and certified by professionals, and the mill circuit will be subject to regulatory inspections. Education about this process can be obtained at www.cyanidecode.org.

Drawings illustrating the flow chart of this floatation system, showing ZERO discharge of noxious materials from the Diamond Creek Mill Facility, are posted on the Company's website at www.silverfalconmining.com.

We ask and encourage every shareholder and employee to spend the time to become familiar with the this process, so that you can both educate yourselves and have the ability to help educate other shareholders, friends, family, and/or any other parties about the health, safety, and/or the environmental concerns pertaining to this milling application."

Silver Falcon Mining, Inc. (OTCBB: SFMI) is a producer, developer and explorer of mineral resources, primarily in Owyhee County, Idaho, USA, with the objective of being a profitable, low-cost, precious metal producer and creating significant growth in shareholder value.

Further Information contact: Rich Kaiser, Investor Relations, 757-306-6090, http://www.silverfalconmining.com.

SFMI cautions that statements made in press releases constitute forward-looking statements, and makes no guarantees of future performance and actual results/developments may differ materially from projections in forward-looking statements. Forward-looking statements are based on estimates and opinions of management at time statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: March 1, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer